Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and the Holding Company Application and the Application for Mutual to Stock Conversion on Form AC filed with the Office of Thrift Supervision of our report dated September 14, 2009 on the financial statements of Versailles Savings and Loan Company. We also consent to the reference to us under the heading “Experts” in this Registration Statement on Form S-1 and the Holding Company Application and the Application for Mutual to Stock Conversion on Form AC.

Crowe Horwath LLP

Cleveland, Ohio

September 14, 2009